Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 26, 2021 (except for the effects of the reverse stock split as discussed in Note 18 to the consolidated financial statements, as to which the date is March 15, 2021), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-253617) and related Prospectus of ACV Auctions Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New York, New York

March 22, 2021